EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Financial Engines, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-209366) and on Form S-8 (Nos. 333-166790, 333-179609, 333-186790, 333-202212, and 333-209615) of Financial Engines, Inc. of our report dated February 27, 2017, with respect to the consolidated balance sheets of Financial Engines, Inc. and subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Financial Engines, Inc.

Our report dated February 27, 2017, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of Financial Engines, Inc. as of December 31, 2016, excludes an evaluation of internal control over financial reporting of Kansas City 727 Acquisition LLC and its subsidiaries and certain affiliates (The Mutual Fund Store) and all franchises.

/s/ KPMG LLP

Santa Clara, California
February 27, 2017